Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2020 Financial Results

Menlo Park, Calif. – August 3, 2020 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its second quarter ended June 30, 2020.

Total revenue for the second quarter of 2020 was $17.1 million, compared with $24.6 million for the same period of 2019. Instrument revenue for the second quarter of 2020 was $8.9 million, compared with $12.7 million for the same period of 2019. Consumables revenue for the second quarter of 2020 was $4.8 million compared with $8.6 million for the same period of 2019. Service and other revenue for the second quarter of 2020 was $3.3 million compared with $3.4 million for the same period of 2019.

Gross profit for the second quarter of 2020 was $6.6 million, resulting in a gross margin of 38.7%. Gross profit for the second quarter of 2019 was $9.6 million, resulting in a gross margin of 39.0%.

Operating expenses for the second quarter of 2020 totaled $30.1 million, compared to $34.0 million for the same period of 2019. Operating expenses for the second quarter of 2020 and 2019 included non-cash stock-based compensation of $2.8 million and $3.6 million, respectively.

Net loss for the second quarter of 2020 was $23.1 million, compared to $24.6 million for the same period of 2019.

Cash, cash equivalents and investments, excluding restricted cash, at June 30, 2020 totaled $120.0 million, compared to $49.1 million at December 31, 2019.

As previously announced, in January 2020, we and Illumina mutually agreed to terminate the Agreement and Plan of Merger (as amended, the “Merger Agreement”). As part of our agreement to terminate the Merger Agreement, Illumina paid us a $98.0 million reverse termination fee in January 2020, from which we paid our financial advisor associated fees of $6.0 million in April 2020, which is less than the amount we initially expected. The $98.0 million in cash we received from Illumina is recorded as a short-term liability and is expected to be subsequently recorded as other income after September 30, 2020 when all contingency clauses are expected to lapse. In addition, during the first quarter ended March 31, 2020, as previously agreed to pursuant to the terms of the Merger Agreement, Illumina paid us cash payments (“Continuation Advances”) of $34.0 million, which resulted in a gain of $34.0 million for the quarter ended March 31, 2020 and six months ended June 30, 2020.

Impact of COVID-19 Pandemic

We have implemented various measures to help protect our employees while continuing to support our customers.  In accordance with local and state guidelines, a large number of our Menlo Park-based employees are working remotely from their homes. Additionally, we have implemented health and safety practices in accordance with evolving government and public health agency guidelines. However, as Pacific Biosciences is a designated essential business, we continue to provide direct support to our customers, including those customers working on COVID-19 related research, testing, treatment, and prevention. This support includes consumable and instrument shipments, field support, and limited wet-lab activities.

Financial results for the first six months of 2020 were negatively impacted as many of our customers in multiple regions around the world shut down operations for various periods of time in efforts to curb the spread of the COVID-19 pandemic. This resulted in lower product revenues for the first six months of 2020 compared to the same period of 2019. Due to the uncertain scope and duration of the pandemic, we cannot reasonably estimate the future impact to our operations and financial results.

As noted above, there were provisions in the Merger Agreement to provide us with significant funding in the event that the merger did not close. As a result, we ended the second quarter of 2020 with $120.0 million in Cash and Investments. However, we will continue to monitor our operating expenses and cash flows in response to the evolving market conditions.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter ended June 30, 2020 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 7079947. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at https://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB), is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, the accounting treatment of cash payments we received from Illumina, the impact of COVID-19 on our business including whether customers take delivery of our systems, Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Pacific Biosciences’ Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$13,756	$21,250	$26,049	$34,707
Service and other revenue	3,321	3,371	6,626	6,339
Total revenue	17,077	24,621	32,675	41,046
Cost of Revenue:
Cost of product revenue	8,225	11,980	13,646	20,598
Cost of service and other revenue	2,239	3,028	4,928	5,718
Total cost of revenue	10,464	15,008	18,574	26,316
Gross profit	6,613	9,613	14,101	14,730
Operating Expense:
Research and development	15,010	14,910	30,260	30,395
Sales, general and administrative	15,127	19,083	40,074	38,849
Total operating expense	30,137	33,993	70,334	69,244

Operating loss	(23,524)	(24,380)	(56,233)	(54,514)
Gain from Continuation Advances from Illumina	—	—	34,000	—
Interest expense	—	(644)	(267)	(1,269)
Other income, net	438	428	676	863
Net loss	$(23,086)	$(24,596)	$(21,824)	$(54,920)
Basic and diluted net loss per share	$(0.15)	$(0.16)	$(0.14)	$(0.36)
Shares used in computing basic and diluted net loss per share	154,172	152,776	153,229	152,029

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	December 31,
	2020	2019
Assets
Cash and investments	$119,963	$49,099
Accounts receivable	11,346	15,266
Inventory	16,768	13,312
Prepaid and other current assets	2,862	3,369
Property and equipment, net	27,733	30,070
Operating lease right-of-use assets, net	31,435	32,827
Long-term restricted cash	3,500	4,000
Other long-term assets	41	42
Total Assets	$213,648	$147,985

Liabilities and Stockholders' Equity
Accounts payable	$7,436	$8,368
Accrued expenses	12,203	13,242
Deferred gain from Reverse Termination Fee from Illumina	98,000	—
Deferred revenue	8,463	9,561
Operating lease liabilities	43,966	45,801
Notes payable	—	15,871
Other liabilities	2,188	225
Stockholders' equity	41,392	54,917
Total Liabilities and Stockholders' Equity	$213,648	$147,985